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                                  Exhibit 99.5


                                                           Contact Information:
                                                            James G. Loofbourrow
                                                                Entrada Networks
                                                                  (949) 588-2070
                                                     jloofbourrow@entradanet.com


                Entrada Networks Acquires Savant Consulting Group


Irvine, California -August 16, 2002-- Entrada Networks, Inc. (Nasdaq-SCM: ESAN), announced today that it has signed a definitive agreement to acquire Savant Consulting Group, Inc., a New Jersey-based provider of outsourced information technology services. The acquisition is subject to the approval of the shareholders of Entrada Networks. In consideration for all of the capital stock of Savant's parent, DBW, Inc., a Delaware corporation, selling shareholder HandsOn Ventures, LLC a Santa Monica, California based venture capital firm, will receive common and Series B preferred shares of Entrada Networks.

Savant, which is a preferred vendor to a number of Fortune 500 companies, was founded in 1997. Savant achieved net revenues of $5.6 million during the quarter ended March 31, 2002, and $17.3 million for the year ended December 31, 2001. For the fiscal quarter ended April 30, 2002 and the fiscal year ended January 31, 2002, Entrada Networks achieved net revenues of $3.2 million and $13.3 million, respectively.

Dr. Kanwar J. Chadha, Chief Executive Officer and Chairman of Entrada Networks commented, "The acquisition of Savant helps us deploy Entrada's resources in sectors of the economy showing the strongest current potential for growth. Savant is a high-quality organization situated in such a sector. We are thrilled with the acquisition of Savant."




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"Upon the ratification of this transaction by Entrada's shareholders, HandsOn
Ventures will become a significant shareholder of Entrada" noted Dr. Chadha.

Savant President Sanjay Chitale commented, "We believe that by joining Entrada Networks at the outset of their new strategic direction, we will enhance our ability to broaden our service offerings and achieve continued growth. We look forward to making a significant contribution to Entrada Networks."

About Entrada Networks

Entrada Networks currently has three wholly owned subsidiaries that focus on developing and marketing products in the storage networking and network connectivity industries. Rixon Networks manufactures and sells a line of fast and gigabit Ethernet adapter cards that are purchased by large networking original equipment manufacturers as original equipment for servers, and other computer and telecommunications products. Rixon's focus is on two- and four-port cards and drivers for highly specialized applications. Sync Research manufactures and services frame relay products for some of the major financial institutions in the U.S and abroad. The Torrey Pines subsidiary specializes in the design & development of SAN transport switching products. Entrada Networks is headquartered in Irvine, CA. www.entradanetworks.com.

Safe Harbor

Except for historical information contained herein, the matters set forth in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements, including but not limited to the following factors: 1) the ability of the Company to generate the cash flow from operations, or raise additional capital necessary to finance its ongoing businesses; 2) the ability of the Company to develop or acquire new profitable lines of business and to attract and retain management to lead this effort; 3) the continuing market acceptance of the legacy products which account for all of the Company's current revenues; 4) the ability of the Company to generate revenues from its research and development efforts in the SAN space; 5) The much greater financial and other resources of Entrada Networks' many well-entrenched competitors; 6) the adoption of technology standards different from those under which Entrada is prepared to deliver products; 7) the successful completion of the merger described herein and assimilation of Savant Consulting Group into Entrada Networks; 8) changes in the market for outsourced IT Services, which could have an adverse effect on




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the financial performance of Savant Consulting Group; and 9) such other factors as are set forth in Entrada's annual report on Form 10-K, filed May 1, 2002, and in the reports previously filed by Entrada's former Parent, Sorrento Networks Corporation or Sync Research with the U.S. Securities and Exchange Commission, including but not limited to the Reports of Sync Research, Inc., filed in connection with its merger with Entrada on Form S-4 and S-4/A.